UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2008
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355
2601 Metropolis Parkway, Suite 210, Plainfield, Indiana 46168

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 18, 2008, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Brightpoint, Inc. (the “Company”) approved certain amendments to the Company’s 2004 Long-Term Incentive Plan (the “Plan”) to conform the Plan to 409A of the Internal Revenue Code (“Section 409A”). Specifically, the Plan was amended to conform the definition of Change of Control with respect to the vesting of restricted stock units to the Section 409A definition.
     In addition, the Committee approved certain amendments to the employment agreements of Robert J. Laikin, Chairman of the Board and Chief Executive Officer; Anthony Boor, Executive Vice President, Chief Financial Officer and Treasurer; J. Mark Howell, President, Americas; Michael Koehn Milland, President, Europe, Middle East and Africa and Steven E. Fivel, Executive Vice President, General Counsel and Secretary. The amendments conform those agreements to Section 409A. Specifically, each employment agreement has been amended to specify that severance amounts payable by the Company, which are not exempt from 409A, will be further deferred for six months following that executive’s separation from service with the Company. In addition, the Severance Cap in Mr. Fivel’s agreement, which is currently $2.25 million, was amended such that with respect to a Date of Termination after January 1, 2010 the Severance Cap shall be (i) $1.25 million in the event that, prior to and not as a result of a Change of Control, his employment is terminated either by him for Good Reason or by the Company other than as a result of disability or for Cause, and (ii) $2.25 million in the event that (x) without Good Reason, he terminates his employment at any time within twelve months after a Change of Control, or (y) if after or as a result of a Change of Control, his employment is terminated either by him for Good Reason or by the Company other than as a result of disability or for Cause.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President, General Counsel and Secretary

Date: December 22, 2008